Exhibit 99.1

Press Release

INVESTOR RELATIONS CONTACT:	Will McDowell
215-761-4198
william.mcdowell2@cigna.com

MEDIA CONTACT:	Ellie Polack
860-902-4906
elinor.polack@cigna.com

Cigna Delivers Strong 2018 Results as it Completes Express Scripts Transaction; Company Positioned for Significant Growth

•	Total revenues for 2018 were $49 billion. Adjusted revenues[1] increased 15% to $48 billion in 2018.

•	Shareholders’ net income for 2018 was $2.6 billion, or $10.54 per share

•	Adjusted income from operations[2] for 2018 was $3.6 billion, or $14.22 per share

•	Adjusted revenues[1,3] are expected to grow to a range of $131.5 billion to $133.5 billion as we serve over 160 million customer relationships in 2019

•	Adjusted income from operations[2,3,4] is projected to be in the range of $6.2 billion to $6.4 billion in 2019, or $16.00 to $16.50 per share[3], which represents per share growth of 13% to 16% over 2018

BLOOMFIELD, CT, February 1, 2019 – Global health service company Cigna Corporation (NYSE: CI) today reported strong 2018 results with growth across each of the Company’s diversified growth platforms.

“Cigna completed an exceptionally strong 2018, with revenue, customer, and earnings growth, driven by continued innovation across the business,” said David M. Cordani, President and Chief Executive Officer. “We enter 2019 further strengthened by our combination with Express Scripts and positioned to deliver outstanding growth fueled by accelerated innovation that will improve whole person health and affordability for customers and clients.”

Total revenues for 2018 were $49 billion.  Adjusted revenues1 were $48 billion, an increase of 15% over 2017, driven by continued growth in Cigna's targeted customer segments.

Shareholders’ net income for 2018 was $2.6 billion, or $10.54 per share, compared with $2.2 billion, or $8.77 per share, for 2017.

Cigna's adjusted income from operations2 for 2018 was $3.6 billion, or $14.22 per share, compared with $2.7 billion, or $10.46 per share, for 2017.  This reflects increased earnings contributions from each of our segments.

Reconciliations of shareholders’ net income to adjusted income from operations2 are provided on the following page, and on Exhibit 1 of this earnings release.

CONSOLIDATED HIGHLIGHTS

The following table includes highlights of results and reconciliations of adjusted revenues1 to total revenues and adjusted income from operations2 to shareholders’ net income:

Consolidated Financial Results (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018

Total Revenues	$14,300	$10,632	$11,457	$48,650
Adjustment for Transitioning Clients[1]	(459)	-	-	(459)
Net Realized Investment Losses (Gains) from Equity Method Investments	20	-	1	43
Special Items[1]	(110)	-	(13)	(123)
Adjusted Revenues[1]	$13,751	$10,632	$11,445	$48,111

Consolidated Earnings, net of taxes
Shareholders’ Net Income	$144	$266	$772	$2,637
Adjustment for Transitioning Clients[1]	(47)	-	-	(47)
Net Realized Investment Losses (Gains)[2]	58	(16)	(1)	104
Amortization of Other Acquired Intangible Assets[2]	103	12	36	177
Special Items[2]	389	221	138	686
Adjusted Income from Operations[2]	$647	$483	$945	$3,557

Shareholders’ Net Income, per share	$0.55	$1.07	$3.14	$10.54
Adjusted Income from Operations[2], per share	$2.46	$1.94	$3.84	$14.22

•	In 2018, the Company repurchased 1.6 million shares of stock for $329 million. In January 2019, the Company repurchased 1.1 million shares of common stock for approximately $209 million.

•
The SG&A expense ratio[5] of 23.2% for full year 2018 and 21.7% for fourth quarter 2018 reflect the return of the health insurance tax, business mix changes and continued investments in strategic initiatives.

CUSTOMER RELATIONSHIPS

The following table summarizes our medical customers and overall customer relationships:

Customer Relationships (in thousands):

	As of the Periods Ended
	December 31,		September 30,
	2018	2017	2018
Commercial	13,982	13,593	13,899
Government	1,407	1,235	1,402
International Markets	1,572	1,549	1,558
Total Medical Customers[6]	16,961	16,377	16,859

Pharmacy[6]	73,230	8,960	8,819
Behavioral Care[6]	27,215	26,849	27,113
Dental	16,544	15,801	16,518
Medicare Part D	3,295	821	767
International Markets Supplemental Policies[6,7]	12,569	11,838	12,281
Group Disability and Life Covered Lives[6]	14,800	15,300	15,300
Total Customer Relationships	164,614	95,946	97,657

•	The total medical customer base[6] at the end of 2018 was 17 million, an organic increase of 584,000 customers during the year, driven by strong growth across our Commercial market segments.

•	Pharmacy[6] and Medicare Part D customer growth in the fourth quarter 2018 primarily reflects additional customers gained through the completion of the Express Scripts combination on December 20, 2018.

HIGHLIGHTS OF SEGMENT RESULTS

See Exhibit 1 for a reconciliation of adjusted income (loss) from operations2 to shareholders’ net income.

Integrated Medical

This segment includes Cigna’s U.S. Commercial and Government businesses that provide comprehensive medical solutions to clients and customers.  U.S. Commercial products and services include medical, pharmacy, behavioral health, dental, vision, health advocacy programs and other products and services to insured and self-insured customers.  Government solutions include Medicare Advantage, Medicare Supplement, and Medicare Part D plans for seniors, Medicaid plans, and individual health insurance coverage both on and off the public exchanges.

Financial Results (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018

Adjusted Revenues	$8,297	$7,366	$8,174	$32,791
Adjusted Income from Operations, Pre-Tax[2]	$643	$520	$932	$3,502
Adjusted Margin, Pre-Tax[8]	7.7%	7.1%	11.4%	10.7%

•	Integrated Medical delivered strong results in 2018, led by organic growth and strong margins in our Commercial and Government businesses.

•
Fourth quarter 2018 adjusted revenues increased 13% relative to fourth quarter 2017, driven by Commercial customer growth and expansion of specialty relationships, as well as premium increases consistent with underlying cost trends.

•
Fourth quarter 2018 adjusted income from operations, pre-tax[2] and adjusted margin, pre-tax[8] reflect strong medical and specialty contributions, continued effective medical cost management, and seasonally higher medical costs.

•
Adjusted income from operations, pre-tax[2] for full year 2018, fourth quarter 2018, and full year 2017 included favorable net prior year reserve development on a pre-tax basis of $97 million, $8 million, and $148 million, respectively.

•
The medical care ratio[5] (“MCR”) of 78.9% for full year 2018 and 80.9% for fourth quarter 2018 reflect strong performance and execution in our employer and government businesses, continued favorability in individual, seasonally higher fourth quarter medical costs, and the pricing effect of the resumption of the health insurance tax.

•	Integrated Medical net medical costs payable[9] was approximately $2.43 billion at December 31, 2018, $2.48 billion at September 30, 2018 and $2.16 billion at December 31, 2017.

Health Services

This segment includes a broad range of pharmacy services, including benefits management, specialty pharmacy services, clinical solutions, home delivery, and certain medical management services.

Financial Results (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018

Adjusted Revenues	$3,313	$1,120	$1,109	$6,606
Adjusted Income from Operations, Pre-Tax[2]	$153	$76	$67	$380
Adjusted Margin, Pre-Tax[8]	4.6%	6.8%	6.0%	5.8%

•
Health Services results in the fourth quarter 2018 and full year 2018 reflect eleven days of contributions from the Express Scripts business, following completion of the combination on December 20, 2018.

•
Health Services delivered solid results in fourth quarter 2018 reflecting contributions from Cigna's mail order pharmacy operations in support of our integrated value proposition and from Express Scripts following completion of the combination.

International Markets

This segment includes supplemental health, life and accident insurance products and health care coverage in our international markets as well as health care benefits for globally mobile employees of multinational organizations.

Financial Results (dollars in millions, policies and customers in thousands):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018

Adjusted Revenues[7]	$1,355	$1,268	$1,326	$5,366
Adjusted Income from Operations, Pre-Tax[2]	$120	$139	$195	$735
Adjusted Margin, Pre-Tax[8]	8.9%	11.0%	14.7%	13.7%

	As of the Periods Ended
	December 31,		September 30,
	2018	2017	2018

International Markets Supplemental Policies[6,7]	12,569	11,838	12,281
International Markets Medical Customers	1,572	1,549	1,558

•
International Markets delivered strong results in 2018, reflecting the value of our differentiated health and life solutions for individual consumers provided through diversified distribution channels as well as strong global health benefits contributions.

•	Fourth quarter 2018 adjusted revenues[7] grew 7% over fourth quarter 2017, reflecting continued business growth.

•
Fourth quarter 2018 adjusted income from operations, pre-tax[2] and adjusted margin, pre-tax[8] reflect business growth, seasonally higher claims expenses, as well as strategic investments for long-term growth.

Group Disability and Other Operations

This segment includes Cigna’s Group Disability and Life business which offers group long-term and short-term disability, and group life, accident, voluntary and specialty insurance products and services.  Additionally, this segment includes Corporate Owned Life Insurance (“COLI”) and the Company’s run-off operations.

Financial Results (dollars in millions):
	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018

Adjusted Revenues	$1,246	$1,273	$1,262	$5,061
Adjusted Income from Operations, Pre-Tax[2]	$109	$107	$143	$529
Adjusted Margin, Pre-Tax[8]	8.7%	8.4%	11.3%	10.5%

•	Fourth quarter 2018 adjusted income from operations, pre-tax[2] and adjusted margin, pre-tax[8] reflect strong life results offset by unfavorable disability claims.

Corporate

Corporate reflects interest expense as well as amounts not allocated to operating segments and includes intersegment eliminations.
Financial Results (dollars in millions):

	Three Months Ended			Year Ended
	December 31,		September 30,	December 31,
	2018	2017	2018	2018

Adjusted (Loss) from Operations, Pre-Tax[2]	$(148)	$(99)	$(83)	$(403)

•	The fourth quarter 2018 adjusted loss from operations, pre-tax[2] increased as a result of higher interest expense following completion of our combination with Express Scripts on December 20, 2018.

2019 OUTLOOK

Cigna's outlook for full year 2019 consolidated adjusted income from operations2,3,4 is in the range of $6.2 billion to $6.4 billion, or $16.00 to $16.50 per share.  Cigna’s outlook excludes the impact of additional prior year reserve development of medical costs and potential effects of any future share repurchase4.

(dollars in millions, except where noted and per share amounts)	Projection for Full-Year Ending
December 31, 2019
2019 Consolidated Operating Metrics
Adjusted Income from Operations[2,3,4]	$6,200 to 6,400
Adjusted Income from Operations, per share[2,3,4]	$16.00 to 16.50
Adjusted Revenues[1,3]	$131,500 to 133,500
SG&A Expense Ratio[5]	10.0% to 10.5%
Adjusted Tax Rate[10]	23.5% to 24.5%
2019 Segment-Level Operating Metrics
Adjusted Income from Operations, Pre-Tax[2,3,4]
Integrated Medical	$ 3,650 to 3,800
Health Services	$ 5,050 to 5,200
Medical Customer Growth[6]	300,000 to 400,000 customers
Adjusted Pharmacy Claims – Health Services[11]	1.17 to 1.19 billion
Medical Care Ratio[5]	80.5% to 81.5%
Medical Cost Trend[12]	3.5% to 4.5%

The foregoing statements represent the Company’s current estimates of Cigna's 2019 consolidated and segment adjusted income from operations2,3,4 and other key metrics as of the date of this release.  Actual results may differ materially depending on a number of factors.  Investors are urged to read the Cautionary Note Regarding Forward-Looking Statements included in this release.  Management does not assume any obligation to update these estimates.

This quarterly earnings release and the Quarterly Financial Supplement are available on Cigna’s website in the Investor Relations section (http://www.cigna.com/aboutcigna/investors).  Management will be hosting a conference call to review fourth quarter 2018 results and discuss full year 2019 outlook beginning today at 8:30 a.m. ET.  A link to the conference call is available in the Investor Relations section of Cigna's website located at https://www.cigna.com/aboutcigna/investors/events/index.page.

The call-in numbers for the conference call are as follows:
Live Call
(888) 324-7575 (Domestic)
(210) 234-0013 (International)
Passcode: 2012019

Replay
(866) 453-2340 (Domestic)
(203) 369-1229 (International)

 It is strongly suggested you dial in to the conference call by 8:15 a.m. ET.

About Cigna

Cigna Corporation (NYSE: CI) is a global health service company dedicated to improving the health, well-being and peace of mind for those we serve. Cigna delivers choice, predictability, affordability and quality care through integrated capabilities and connected, personalized solutions that advance whole person health. All products and services are provided exclusively by or through operating subsidiaries of Cigna Corporation, including Cigna Health and Life Insurance Company, Connecticut General Life Insurance Company, Life Insurance Company of North America, Cigna Life Insurance Company of New York, Express Scripts companies or their affiliates. Such products and services include an integrated suite of health services, such as medical, dental, behavioral health, pharmacy, vision, supplemental benefits, and other related products including group life, accident and disability insurance.

Cigna maintains sales capability in over 30 countries and jurisdictions, and has more than 160 million customer relationships throughout the world. To learn more about Cigna®, including links to follow us on Facebook or Twitter, visit www.cigna.com.

Notes:

1.
At the consolidated level, the measure “adjusted revenues” is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “total revenues.”  We define adjusted revenues as total revenues excluding revenue contributions from transitioning pharmacy benefit management clients, Anthem Inc. and Coventry Health Care, Inc. (the “transitioning clients”), net realized investment results from equity method investments, and special items.  We exclude these items from this measure because they are not indicative of past or future underlying performance of the business.  Full year 2018 total revenues included a special item of $123 million for net investment income associated with short-term investment of proceeds from the company’s September 2018 debt offering.  See Exhibit 1 for a reconciliation of consolidated adjusted revenues to total revenues.

2.
Adjusted income (loss) from operations is defined as shareholders’ net income (loss) excluding the following adjustments: net realized investment results, amortization of acquired intangible assets, special items, and earnings contributions from transitioning clients.  Special items are identified in Exhibit 1 of this earnings release.  Adjusted income (loss) from operations is measured on an after-tax basis for consolidated results and on a pre-tax basis for segment results.

Adjusted income (loss) from operations is a measure of profitability used by Cigna’s management because it presents the underlying results of operations of Cigna’s businesses and permits analysis of trends in underlying revenue, expenses and shareholders’ net income.  This consolidated measure is not determined in accordance with accounting principles generally accepted in the United States (GAAP) and should not be viewed as a substitute for the most directly comparable GAAP measure, shareholders’ net income. See Exhibit 1 for a reconciliation of adjusted income from operations to shareholders’ net income.

Effective in the fourth quarter of 2018, Cigna updated its segments.  Refer to the Form 8-K filed on January 23, 2019 for additional information and prior period results on the historic and new segment bases.

3.
Management is not able to provide a reconciliation of adjusted income from operations to shareholders’ net income (loss) or adjusted revenues to total revenues on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including (i) future net realized investment results (from equity method investments with respect to adjusted revenues) and (ii) future special items.  These items are inherently uncertain and depend on various factors, many of which are beyond our control. As such, any associated estimate and its impact on shareholders’ net income could vary materially.

4.	The Company’s outlook excludes the potential effects of any share repurchases or business combinations that may occur after the date of this earnings release.

5.	Operating ratios are defined as follows:
•
Medical care ratio represents medical costs as a percentage of premiums for all U.S. commercial risk products, including medical, pharmacy, dental, stop loss and behavioral products provided through guaranteed cost or experience-rated funding arrangements, as well as Medicare Advantage, Medicare Part D, Medicare Supplement, Medicaid, and individual on and off-exchange products, within our Integrated Medical segment.

•
SG&A expense ratio represents enterprise selling, general and administrative expenses excluding special items and expenses from transitioning clients, as a percentage of adjusted revenue at a consolidated level.

6.	Customer relationships are defined as follows:
•
Total medical customers includes individuals in our Integrated Medical and International Markets segments who meet any one of the following criteria: are covered under a medical insurance policy, managed care arrangement, or service agreement issued by Cigna; have access to Cigna's provider network for covered services under their medical plan; or have medical claims and services that are administered by Cigna.

•	Pharmacy customer relationships excludes transitioning clients.
•	Prior period behavioral care customers have been revised to conform to current presentation.
•	International Markets policies exclude International Markets medical customers included in total medical customers.
•	Group Disability and Life estimated covered lives as of December 31, 2017 has been revised to reflect final lives as reported in Cigna's 2017 10-K.

7.
Cigna owns a 50% noncontrolling interest in its China joint venture.  Cigna's 50% share of the joint venture’s earnings is reported in Fees and Other Revenues using the equity method of accounting under GAAP.  As such, the adjusted revenues and policy counts for the International Markets segment do not include the China joint venture.

8.	Adjusted margin, pre-tax, is calculated by dividing adjusted income (loss) from operations by adjusted revenues for each segment.

9.
Medical costs payable within the Integrated Medical segment are presented net of reinsurance and other recoverables.  The gross medical costs payable balance was $2.70 billion as of December 31, 2018, $2.72 billion as of September 30, 2018, and $2.42 billion as of December 31, 2017.  These end of period balances reflect the Company’s resegmentation effective in the fourth quarter of 2018, whereby the claims and reserve balances for global health benefits products, were reclassified to the new International Markets segment.  As a result of the resegmentation, the Days Claims Payable (DCP) as of September 30, 2018 for the new Integrated Medical Segment was 43.6 days.  The Integrated Medical segment DCP declined 2.9 days sequentially to 40.7 days at December 31, 2018, primarily due to stop loss seasonality generally consistent with fourth quarter seasonality experienced in prior years.

10.
The measure “consolidated adjusted tax rate” is not determined in accordance with GAAP and should not be viewed as a substitute for the most directly comparable GAAP measure, “consolidated effective tax rate.”  We define consolidated adjusted tax rate as the income tax rate applicable to the Company’s pre-tax income excluding net realized investment results, amortization of acquired intangible assets, special items, and transitioning clients.  Management is not able to provide a reconciliation to the consolidated effective tax rate on a forward-looking basis because we are unable to predict, without unreasonable effort, certain components thereof including (i) future net realized investment results and (ii) future special items.

11.
For Health Services adjusted pharmacy claims, non-specialty network claims filled through 90-day programs and home delivery claims are multiplied by three.  All other network and specialty claims are counted as one claim.  Adjusted pharmacy claims guidance does not include claims volumes associated with transitioning clients, nor volumes expected to be insourced from OptumRx under the terms of the transition services agreement.

12.	Medical cost trend includes all U.S. commercial employer funding arrangements.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This press release, and oral statements made with respect to information contained in this release, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on Cigna's current expectations and projections about future trends, events and uncertainties. These statements are not historical facts.  Forward-looking statements may include, among others, statements concerning our projected adjusted income (loss) from operations outlook for 2019, on both a consolidated and segment basis; projected adjusted revenue outlook for 2019; projected global medical customer growth over year end 2018; projected growth beyond 2019; statements concerning our long-term projected adjusted income (loss) from operations outlook; projected medical care and SG&A expense ratios and medical cost trends; projected adjusted pharmacy claims; our projected consolidated adjusted tax rate; future financial or operating performance, including our ability to deliver personalized and innovative solutions for our customers and clients; future growth, business strategy, strategic or operational initiatives; economic, regulatory or competitive environments, particularly with respect to the pace and extent of change in these areas; financing or capital deployment plans and amounts available for future deployment; our prospects for growth in the coming years;  the merger (the “Merger”) with Express Scripts Holding Company (“Express Scripts”) and other statements regarding Cigna's future beliefs, expectations, plans, intentions, financial condition or performance.  You may identify forward-looking statements by the use of words such as “believe,” “expect,” “plan,” “intend,” “anticipate,” “estimate,” “predict,” “potential,” “may,” “should,” “will” or other words or expressions of similar meaning, although not all forward-looking statements contain such terms.

Forward-looking statements are subject to risks and uncertainties, both known and unknown, that could cause actual results to differ materially from those expressed or implied in forward-looking statements. Such risks and uncertainties include, but are not limited to: our ability to achieve our financial, strategic and operational plans or initiatives; our ability to predict and manage medical costs and price effectively and develop and maintain good relationships with physicians, hospitals and other health care providers; the impact of modifications to our operations and processes; our ability to identify potential strategic acquisitions or transactions and realize the expected benefits of such transactions, including with respect to the Merger; the substantial level of government regulation over our business and the potential effects of new laws or regulations or changes in existing laws or regulations; the outcome of litigation, regulatory audits, investigations, actions and/or guaranty fund assessments; uncertainties surrounding participation in government-sponsored programs such as Medicare; the effectiveness and security of our information technology and other business systems; unfavorable industry, economic or political conditions, including foreign currency movements; acts of war, terrorism, natural disasters or pandemics; the possibility that the anticipated benefits (including anticipated synergies) from the Merger cannot be realized in full, or at all or may take longer to realize than expected; problems regarding the successful integration of the businesses of Express Scripts and Cigna; unexpected costs regarding the Merger; the ability to retain key personnel; as well as more specific risks and uncertainties discussed in our most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available on the Investor Relations section of www.cigna.com as well as on Express Scripts’ most recent report on Form 10-K and subsequent reports on Forms 10-Q and 8-K available on the Investor Relations section of www.express-scripts.com. You should not place undue reliance on forward-looking statements, which speak only as of the date they are made, are not guarantees of future performance or results, and are subject to risks, uncertainties and assumptions that are difficult to predict or quantify. Cigna undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as may be required by law.

CIGNA CORPORATION	Exhibit 1
COMPARATIVE SUMMARY OF FINANCIAL RESULTS (unaudited)
(Dollars in millions, except per share amounts)

	Three Months Ended		Year Ended		Three Months Ended
	December 31,		December 31,		September 30,
	2018	2017	2018	2017	2018

REVENUES

Premiums	$9,108	$8,208	$36,113	$32,491	$8,994
Fees and other revenues	1,491	1,328	5,578	5,110	1,361
Pharmacy revenues	3,257	779	5,479	2,979	747
Net investment income including special items	444	317	1,480	1,226	355
Total revenues	14,300	10,632	48,650	41,806	11,457
Revenue contributions from transitioning clients	(459)	-	(459)	-	-
Net realized investment losses from equity method subsidiaries (1)	20	-	43	-	1
Special items reported in transaction-related costs	(110)	-	(123)	-	(13)
Adjusted revenues	$13,751	$10,632	$48,111	$41,806	$11,445

SHAREHOLDERS' NET INCOME

Shareholders' net income	$144	$266	$2,637	$2,237	$772
After-tax adjustments to reconcile to adjusted income from operations:
Adjustment for transitioning clients	(47)	-	(47)	-	-
Net realized investment (gains) losses (1)	58	(16)	104	(156)	(1)
Amortization of acquired intangible assets	103	12	177	66	36
Special items
Transaction-related costs	402	25	669	33	108
Charges associated with litigation matters	(16)	-	19	-	35
U.S. tax reform	3	196	(2)	196	(5)
Debt extinguishment costs	-	-	-	209	-
Long-term care guaranty fund assessment	-	-	-	83	-
Adjusted income from operations (2)	$647	$483	$3,557	$2,668	$945

Pre-tax adjusted income (loss) from operations by segment
Integrated Medical	643	520	3,502	2,922	932
Health Services	153	76	380	288	67
International Markets	120	139	735	654	195
Group Disability and Other	109	107	529	517	143
Corporate	(148)	(99)	(403)	(375)	(83)
Consolidated pre-tax adjusted income from operations (2)	877	743	4,743	4,006	1,254
Adjusted income tax expense	(230)	(260)	(1,186)	(1,338)	(309)
Consolidated after-tax adjusted income from operations (2)	647	483	3,557	2,668	945

DILUTED EARNINGS PER SHARE

Shareholders' net income	0.55	1.07	10.54	8.77	3.14
After-tax adjustments to reconcile to adjusted income from operations:
Adjustment for transitioning clients	(0.18)	-	(0.19)	-
Net realized investment (gains) losses (1)	0.22	(0.06)	0.42	(0.61)	-
Amortization of other acquired intangible assets	0.39	0.05	0.71	0.26	0.15
Special items
Transaction-related costs	1.53	0.10	2.67	0.13	0.43
Charges associated with litigation matters	(0.06)	-	0.08	-	0.14
U.S. tax reform	0.01	0.78	(0.01)	0.77	(0.02)
Debt extinguishment costs	-	-	-	0.82	-
Long-term care guaranty fund assessment	-	-	-	0.32	-
Adjusted income from operations (2)	2.46	1.94	14.22	10.46	3.84
Weighted average shares (in thousands)	263,421	249,181	250,200	255,072	246,112
Common shares outstanding (in thousands)			380,924	243,967	243,505

SHAREHOLDERS' EQUITY at December 31,			41,028	13,711

SHAREHOLDERS' EQUITY PER SHARE at December 31,			$107.71	$56.20

(1)  Beginning in 2018, Cigna's share of the realized investment results of its joint ventures, that is reported using the equity method in fees and other revenues, is excluded from adjusted revenues and adjusted income from operations.

(2)  Adjusted income (loss) from operations is defined as shareholders' net income (loss) excluding the following adjustments: realized investment results, amortization of acquired intangible assets, special items and earnings contributions from transitioning clients.